Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of FBL Financial Group, Inc. for the registration of $250,000,000 of its senior debt securities, subordinated debt securities, class A common stock, preferred stock available in series, options, debt warrants, equity warrants, other warrants, depository shares, trust preferred securities and guarantees, stock purchase contracts and stock purchase units and to the incorporation by reference therein of our reports dated February 18, 2009, with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc. and the effectiveness of internal control over financial reporting of FBL Financial Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa
August 24, 2009